Exhibit 10.1

December 18, 2007

PERSONAL AND CONFIDENTIAL

Timothy P. Losik

525 South Road

Rye, NH 03870

Subject:       Permanent Job Offer

Dear Tim:

StockerYale, Inc, is pleased to offer you a full time, permanent position as Chief Operating/Financial Officer reporting to Mark Blodgett, CEO, starting as soon as possible on or after January 14, 2008. The details of this offer are the following:

•

Your salary and benefits will be in conformity with the programs and policies in effect or those that StockerYale, Inc., Salem, New Hampshire can modify and institute at one time or another or which may be required by the applicable laws. A benefits summary is enclosed.

Base Salary	Your annual salary is $200,000 to be paid on a weekly basis. From this amount will be subtracted the deductions required by the law and those necessary to compensate the benefits which will be provided to you. Your salary will be directly deposited into your account, by bank transfer, every week.

Compensation Review Restricted Stock Grants

After six months on or about June 30, 2008 you will be eligible for a compensation review.

You will be eligible for an initial grant of 150,000 shares vesting over four years and for additional performance-based annual grants from the board of directors’ compensation committee (Eligible June 30, 2008). We expect that those additional grants would be in line with this initial grant based on our performance expectations.

Vacation	You have the right to four (4) weeks of vacation per year effective immediately.

Insurance Plans and Benefits Executive Life Insurance	On February 1, 2008, you will be eligible for the company’s collective insurance plans, including health, disability and life. On appointment, you will be eligible for an executive life insurance policy of 2 x’s your salary.

We ask you to sign two documents entitled “Code of Business Conduct and Ethics” and “Non-Competition, Non-solicitation and Confidentiality Agreement” on your start date.

We are very pleased to offer you this position. Mark, Ray, Ben, Phil and I are all looking forward to working with you. If you have any questions, please call me at any time.

Accepted on: 1/7/08

By:	/s/ Marianne Moffeur	Signature:	/s/ Timothy P. Losik
	Marianne Moffeur		Timothy P. Losik
Senior Vice President and Chief Financial Officer

2